October 21, 1996


The Price Reit, Inc.
7979 Ivanhoe Avenue
Suite 524
La Jolla, California 92036
Attention: George M. Jezek
           Executive Vice President

Re: Amended and Restated Credit Agreement, dated as of November 1, 1995, among The Price Reit, Inc. ("BORROWER"), Morgan Guaranty Trust Company of New York, as Agent ("AGENT") and the Banks named therein, as modified by the letter, dated December 20, 1995 and by the letter, dated March 22, 1996 (as so amended, the "CREDIT AGREEMENT")
-----------------------------------------------------------------------------

Dear George:

Reference is hereby made to the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement.

(1) Effective as of October 22, 1996, the definition of "Applicable Margin" is hereby deleted and the following inserted in its place:

"APPLICABLE MARGIN" means

(i) with respect to Base Rate Loans, 0.500%; and

(ii) with respect to LIBOR Rate Loans, 1.300~; provided, however, at such time as the Borrower shall receive, and for so long as the Borrower shall maintain, a long-term senior unsecured debt rating of not less than "BBB-" from Standard & Poor's Ratings Services and "Baa3" from Moody's Investors Service, Inc. "Applicable Margin" with respect to LIBOR Rate Loans, shall mean 1.250%.

(2) Notwithstanding the provisions of Section 7.1 of the Credit Agreement, the Company shall be permitted to purchase the property commonly known as Centennial Plaza, Oklahoma City, Oklahoma, subject to two mortgages, in the original pricipal amounts of $5,925,000 and $6,590,000, and with a current aggregate outstanding balance of approximately $11,900,000, and such mortgages shall be deemed to be Permitted Liens and to be set forth on Schedule 7.1.

(3) Except as set forth above, the Credit Agreement shall continue unmodified and remain in full force and effect.

(4) This letter may be executed in any number of counterparts, all of which taken together shall constitute but one and the same instrument.

(5) This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Please indicate your agreement with the foregoing by signing the enclosed copy of this letter in the space provided below and returning it to the Agent.

Very truly yours,

                                   MORGAN GUARANTY TRUST COMPANY,
                                     as Agent

                                   By: TIMOTHY O'DONOVAN
                                       -----------------
                                       Name:  Timothy O'Donovan
                                       Title: Vice President

                                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                                     as a Bank

                                   By: TIMOTHY O'DONOVAN
                                       -----------------
                                       Name:  Timothy O'Donovan
                                       Title: Vice President

                                   WELLS FARGO BANK, N.A. as a
                                     Bank

                                   By: KAY SKIDMORE
                                       ------------
                                       Name:  Kay Skidmore
                                       Title: Vice President

                                   CORESTATES BANK, N.A., as a
                                     Bank

                                   By: WILLIAM J. LLOYD, JR.
                                       ---------------------
                                       Name:  William J. Lloyd, Jr.
                                       Title: Vice President


Accepted and Agreed to:

THE PRICE REIT, INC.

By: GEORGE M. JEZEK
    ---------------
Name: George M. Jezek
Title: Executive Vice
         President
Dated: October 12, 1996









                             PURCHASE AND SALE AGREEMENT

                               AND ESCROW INSTRUCTIONS

                                   By and Between

                        CENTENNIAL PLAZA LIMITED PARTNERSHIP,

                          an Oklahoma limited partnership,

                                     as Seller


                                THE PRICE REIT, INC.

                              a Maryland corporation,

                                      as Buyer

                                        and

                        LAWYER'S TITLE INSURANCE CORPORATION,

                                  as Escrow Holder


                                   August 23, 1996






Article I PROPERTY                                                  1
1.1 Land                                                            1
1.2 Appurtenances                                                   1
1.3 Improvements                                                    1
1.4 Leases and Rents                                                2
1.5 Personal Property                                               2
1.6 Intangible Property                                             2
ARTICLE II PURCHASE PRICE; MEMORANDUM OF AGREEMENT                  2
2.1 Purchase Price                                                  2
2.2 Payment of Purchase Price                                       3
2.3 Earnest Money Deposit                                           3
2.4 Investment of Deposit                                           3
2.5 Deposit as Liquidated Damages                                   3
ARTICLE                                                             4
3.1 Title                                                           4
3.2 Other Conveyance Documents                                      4
ARTICLE IV CONDITIONS TO CLOSING                                    5
A. Buyer's Conditions to Closing                                    5
4.1 Non-Foreign Status of Seller                                    5
4.2 Review and Approval of Title and Survey                         5
4.3 Review and Approval of Other Makers                             5
4.4 First Mortgage Loan Documents                                   6
4.5 Service and Other Contracts                                     7
4.6 Physical Characteristics of the Property                        7
4.7 Governmental Permits, Approvals and Regulations                 7
4.8 Representations and Warranties                                  7
4.9 Impairment of Property                                          8
4.10 Approval                                                       8
4.11 Objections to Title or Survey                                  8
4.12 Objections to Property or Other Matters                        9
4.13 Tenant Matters                                                 9
4.14 Delivery of Documents                                          9
4.15 Discovery Zone                                                 9
B. Seller's Conditions to Closing                                   9
4.16 Delivery of Documents and Purchase Price                       9
4.17 Assumption of Existing Loan                                   10
ARTICLE V CLOSING, RECORDING AND TERMINATION                       10
5.1 Deposit with Escrow Holder and Escrow Instructions             10
5.2 Closing                                                        10
5.3 Delivery by Seller                                             10
5.4 Delivery By Buyer                                              12
5.5 Other Instruments                                              12
5.6 Prorations                                                     12
5.7 Costs and Expenses                                             14
5.8 Closing and Recordation                                        14
5.9 Termination of Agreement                                       14
ARTICLE VI REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER     15
6.1 Authority                                                      15
6.2 Title                                                          15
6.3 The Leases                                                     15
6.4 No Litigation or Adverse Events                                16
6.5 Compliance With Laws                                           16
6.6 No Defaults in Other Agreements                                16
6.7 Eminent Domain                                                 16
6.8 Licenses, Permits, CO's, Zoning, etc.                          16
6.9 Taxes and Assessments                                          16
6.10 Environment                                                   17
6.11 Physical Condition                                            18
6.12 Employees                                                     18
6.13 Mechanic's Liens                                              18
6.14 Operating Statements                                          18
6.15 Disclosure                                                    18
6.16 No Leases of Property or Assets                               19
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF BUYER                19
7.1 Representations and Warranties of Buyer                        19
ARTICLE                                                            19
8.1 Possession                                                     19
8.2 Loss, Destruction and Condemnation                             19
ARTICLE IX MAINTENANCE AND OPERATION OF THE PROPERTY               21
9.1 Maintenance                                                    21
9.2 Leases and Other Agreements                                    21
9.3 Encumbrances                                                   22
9.4 Consents and Notices                                           22
9.5 Audit Cooperation                                              22
ARTICLE X MISCELLANEOUS                                            22
10.1 Notices                                                       22
10.2 Brokers and Finders                                           23
10.3 Successors and Assigns                                        23
10.4 Amendments                                                    24
10.5 Continuation and Survival of Indemnities, Representations,
     Warranties and Post-Closing Obligations                       24
10.6 Interpretation                                                24
10.7 Governing Law                                                 24
10.8 Merger of Prior Agreements                                    24
10.9 Attorneys' Fees                                               24
10.10 Notice of Termination                                        24
10.11 Specific Performance; Damages                                25
10.12 Relationship                                                 25
10.13 Counterparts                                                 25
10.14 Time of the Essence                                          26










DEFINITIONS

The following is a list of defined terms used herein and the sections in which such terms are defined.

Term                                                     Section
----                                                     -------
Agreement                                                Introduction
Approved Contracts                                       4.5
Appurtenances                                            1.2
Assignment of Intangible Property,
  Warranties and Guarantees                              1.6
Assignment of Leases and Rents                           1.4
Bill of Sale                                             1.5
Buyer                                                    Introduction
Buyer Approval                                           4.9
Closing                                                  5.2
Closing Date                                             5.2
Code                                                     4.1
Contracts                                                4.5
Deed                                                     1.1
Earnest Money Deposit                                    2.3
Escrow Holder                                            Introduction
Exiting Loan                                             4.3(k)
Improvements                                             1.3
Intangible Property                                      1.6
Land                                                     1.1
Leases                                                   1.4
Major Lease                                              4.9
Non-Foreign Certificate                                  4.1
Personal Property                                        1.5
Permitted Exceptions                                     4.11
Phase I Report                                           4.6
Property                                                 1.6
Purchase Price                                           2.1
Real Property                                            1.6
Rent Roll                                                Schedule G
Rents                                                    1.4
Review Period                                            4.12
Seller                                                   Introduction
Survey                                                   4.2(c)
Title Company                                            3.1
Title Policy                                             3.1
Title Report                                             4.2(a)
Update Certificate                                       5.3(k)





                            PURCHASE AND SALE AGREEMENT
                              AND ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS ("AGREEMENT") is made and entered into as of August 23, 1996, by and between CENTENNIAL PLAZA LIMITED PARTNERSHIP, an Oklahoma limited partnership ("SELLER"), THE PRICE REIT, INC., a Maryland corporation ("BUYER"), and LAWYER'S TITLE INSURANCE CORPORATION ("ESCROW HOLDER"), with reference to the following facts:

A. Seller is the owner of the Property, as hereinafter defined.

B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer the Property, all on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the foregoing and the mutual agreements herein set forth, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer, and where appropriate Escrow Holder, agree as follows:

ARTICLE I

PROPERTY

Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

1.1 LAND. That certain real property (the "LAND") described in SCHEDULE A hereto, all of which shall be conveyed to Buyer pursuant to a deed in the form of SCHEDULE B hereto (the "DEED");

1.2 APPURTENANCES. All rights, privileges and easements appurtenant to and for the benefit of the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land and any other easements, rights-of-way or appurtenances owned by Seller and used in connection with the beneficial operation, use and enjoyment of the Land, the Leases, the Rents, the Improvements, the Intangible Property, or any other appurtenance, together with all rights of Seller in and to streets, sidewalks, alleys, driveways, parking areas and areas adjacent thereto or used in connection therewith, and all rights of Seller in any land lying in the bed of any existing or proposed street adjacent to the Land (all of which are collectively referred to as the ("APPURTENANCES");

1.3 IMPROVEMENTS. All improvements and fixtures located or to be located on the Land, including, without limitation, all buildings and structures presently located on the Land or to be located thereon on the Closing Date, all apparatus, equipment and appliances presently located on the Land and used in connection with the operation or occupancy thereof, such as heating and air conditioning systems and facilities used to provide any utility services, parking services, refrigeration, ventilation, garbage disposal, recreation or other services thereto, and all landscaping and leasehold improvements of tenants, if any, which become the property of the owner of the Land (all of which are collectively referred to as the "IMPROVEMENTS");

1.4 LEASES AND RENTS. All leases, occupancy agreements and other similar agreements to which Seller is a party or by which it is bound, together with all modifications, extensions and renewals thereof, and any guarantees of any of the foregoing with respect to or demising any part of the Land, Appurtenances or Improvements (the "LEASES"), all income, receipts, funds and revenues of any kind whatsoever payable under the Leases or otherwise with respect to all or any portion of the Land, Appurtenances or Improvements (the
"RENTS", except that all damages payable by the tenant commonly known as Discovery Zone ("DISCOVERY ZONES") as a result of the rejection by Discovery Zone of its lease shall be excluded from Rents, and shall not be transferred to Buyer), all of which Leases and Rents shall be transferred and assigned to Buyer pursuant to an instrument in the form of Schedule C hereto (the "ASSIGNMENT AND ASSUMPTION OF LEASES AND RENTS");

1.5 PERSONAL PROPERTY. All tangible personal property located or to be located on, or situated or to be situated in and used in connection with, the Land and/or the Improvements ("PERSONAL PROPERTY"), and all of which Personal Property shall be transferred and assigned to Buyer pursuant to an instrument in the form of Schedule D hereto (the "BILL OF SALE");

1.6 INTANGIBLE PROPERTY. All of the interest of Seller in (i) any intangible personal property which relates to and is reasonably required for the operation and functioning of the Land, Improvements or Personal Property generally, and
(ii) any and all warranties, guarantees, permits, contracts and other rights owned by Seller relating to the ownership, operation or functioning of all or any part of the Property, as defined below (including without limitation all third party guarantees and warranties, express or implied, in connection with the construction of the Improvements) (all of which are collectively referred to as the "INTANGIBLE PROPERTY," except that all claims, causes of action and damages against Discovery Zone arising out of its rejection of its lease shall be excluded from Intangible Property, and shall not be assigned to Buyer), and all of which shall be assigned to Buyer pursuant to one or more (as determined by Buyer) assignments in the form of SCHEDULE E hereto (the "ASSIGNMENT AND ASSUMPTION OF CONTRACTS, INTANGIBLE PROPERTY, WARRANTIES AND GUARANTEES"); and

All of the items described in Sections 1.1, 1.2, 1.3, 1.4, 1.5 and 1.6 above are hereinafter collectively referred to as the "PROPERTY." The items described in Sections 1.1, 1.2, and 1.3 above are hereinafter referred to collectively as the "REAL PROPERTY."

ARTICLE II

PURCHASE PRICE; MEMORANDUM OF AGREEMENT

2.1 PURCHASE PRICE. The purchase rice for the Property shall be Sixteen Million Seven Hundred Thousand Dollars ($16,700,000.00) (the "PURCHASE PRICE"). The Purchase Price shall be allocated among Land, Improvements and Personal Property as Buyer shall reasonably determine.

2.2 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Buyer into the escrow for this Agreement to be maintained by Escrow Holder ("ESCROW") at the Closing by wire transfer of immediately available funds in accordance with wiring instructions to be provided by Escrow Holder; provided, however, that Buyer shall adjust the funds to be wired pursuant to this Section 2.2 for the following: (i) the amount of credits due to Buyer, or debits due from Buyer (as the case may be) for prorations hereunder, (ii) the amount of the Earnest Money Deposit (hereinafter defined) plus earnings thereon, and (iii) the principal balance of, and all accrued and unpaid interest on, the Existing Loan (as defined below) as of the Closing.

2.3 EARNEST MONEY DEPOSIT. Concurrently to the delivery of one (1) fully executed copy of this Agreement with Escrow Holder, Buyer shall deposit with Escrow Holder the sum of One Hundred Thousand Dollars ($00,000.00) (the "EARNEST MONEY DEPOSIT") in the form of a check or wire transfer. The Earnest Money Deposit shall become nonrefundable after the end of the Review Period, unless this Agreement terminates other than due to a default of Buyer hereunder.

2.4 INVESTMENT OF DEPOSIT. Escrow Holder shall place the Earnest Money Deposit in an interest-bearing account with a bank or savings association, the deposits of which are federally insured, as Buyer may select. All interest on the Earnest Money Deposit shall accrue for the benefit of Buyer until the Closing. Notwithstanding the foregoing, however, in the event of any default by Buyer hereunder, all interest earned on such account shall accrue to the benefit of Seller. Seller shall not be responsible for, nor bear the risk of loss of, the Earnest Money Deposit, and shall not be responsible for the rate of return thereon.

2.5 DEPOSIT AS LIQUIDATED DAMAGES. IF THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED SOLELY BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, ESCROW HOLDER SHALL PROMPTLY PAY OVER TO SELLER THE EARNEST MONEY DEPOSIT, IF ANY, THEN BEING HELD BY ESCROW HOLDER, AND SELLER SHALL BE ENTITLED TO RETAIN THE EARNEST MONEY DEPOSIT AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR SIGNATURES BELOW, THE PARTIES EXPRESSLY AGREE AND ACKNOWLEDGE THAT THE EARNEST MONEY DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES. THEREFORE, IF, AFTER SATISFACTION OR WAIVER OF ALL CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS UNDER THIS AGREEMENT, BUYER BREACHES THIS AGREEMENT AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS PROVIDED HEREIN, SELLER SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE EARNEST MONEY DEPOSIT. ON RECEIPT AND RETENTION BY SELLER OF THE EARNEST MONEY DEPOSIT, THIS AGREEMENT SHALL TERMINATE AND BUYER SHALL HAVE NO FURTHER OBLIGATIONS OR LIABILITY HEREUNDER, OTHER THAN PURSUANT TO THE INDEMNITY FROM BUYER TO SELLER CONTAINED IN SECTION 4.6 HEREOF. THE PARTIES FURTHER ACKNOWLEDGE THAT THE EARNEST MONEY DEPOSIT HAS BEEN AGREED UPON AS SELLER'S EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT OF A DEFAULT ON THE PART OF BUYER.




Dated:                              Seller:
       -------------------
                                    CENTENNIAL PLAZA LIMITED
                                    PARTNERSHIP, an Oklahoma limited
                                    partnership
                                      By: Centennial Plod Incorporated,
                                          an Oklahoma corporation, general
                                          partner
                                          By:  JOHN RODDY BATES
                                               ----------------
                                          Its: PRESIDENT

                                    Buyer:
                                    THE PRICE REIT, INC.
Dated:                              By:  JOSEPH K. KORNWASSER
       -------------------               --------------------
                                    Its: PRESIDENT/CEO





ARTICLE III

TITLE TO PROPERTY

3.1 TITLE. At the Closing, Seller shall convey to Buyer marketable and insurable fee simple title to the Property pursuant to the Deed. In furtherance thereof, Seller shall cause Lawyer's Title Insurance Corporation (the "TITLE COMPANY") to issue an ALTA Owner's Policy of Title Insurance (Form B. Rev. l0/84), together with such endorsements thereto as Buyer may request, provided that the cost of such endorsements shall be paid for by Buyer (the "TITLE POLICY") in the full amount of the Purchase Price, insuring fee simple title to the Real Property in Buyer, subject only to (i) the lien of real property taxes for the then applicable fiscal year, to the extent not yet due and payable, (ii) the lien of supplemental taxes imposed by reason of transfer on or after the Closing, (iii) the lien securing the Existing Loan, and (iv) the Permitted Exceptions.

3.2 OTHER CONVEYANCE DOCUMENTS. At the Closing, Seller shad (i) assign the T PINS and Rents to Buyer pursuant to the Assignment and Assumption of Leases and Rents; (ii) transfer title to the Personal Property to Buyer pursuant to the Bill of Sale, and (iii) transfer and assign to Buyer all of Seller's rights in and to the Intangible Property pursuant to the Assignment and Assumption of Contracts, Intangible Property, Warranties and Guarantees; such title and rights to be free of any liens, encumbrances or interests of third parties other than the Permitted Exceptions.

ARTICLE IV

CONDITIONS TO CLOSING

A. BUYER'S CONDITIONS TO CLOSING.

The complete satisfaction as of the expiration of the Review Period (or such other date as may be specified herein) with respect to those matters described in Sections 4.2, 4.3, and 4.5 - 4.7 hereof, and as of the Closing Date with respect to the balance of the following conditions, is a condition precedent to Buyer's obligation to purchase the Property:

4.1 NON-FOREIGN STATUS OF SELLER. Seller's execution and delivery to Buyer, on the Closing Date, of Seller's certificate in the form attached hereto as SCHEDULE F (the "NON-FOREIGN CERTIFICATE") stating, under penalty of perjury, that (a) Seller is not a "foreign person" for the purposes of Section 1445 of the Internal Revenue Code of 1986, as amended (the "CODE"), and that withholding of tax will not be required thereunder, and (b) withholding is not required under the provisions of any state laws in connection with the contemplated transfer of the Property by Seller to Buyer.

4.2 REVIEW AND APPROVAL OF TITLE AND SURVEY. There shall be no exceptions to title to the Property other than the Permitted Exceptions. In connection with Buyer's review of title and related matters, Seller shall as soon as practicable, but in n event later than fifteen (15) days after the date of this Agreement, cause Escrow Holder to deliver to Buyer the following:

(a) a current extended coverage commitment (ALTA Form 1970, as amended 10/84) for title insurance for the Property issued by the Title Company (the "TITLE REPORT"), accompanied by legible record copies of all of the documents referred to in the Title Report;

(b) copies of all existing or proposed easements, covenants, restrictions, agreements or other documents which affect the ownership of or title to the Property and which are not disclosed by the Title Report for the Property, if any; and

(c) a current ALTA survey of the Property, certified to Buyer (the "SURVEY").

4.3 REVIEW AND APPROVAL OF OTHER MATTERS. In connection with Buyer's review of other matters, Seller shall deliver to Buyer, within fifteen (15) days after the date of this Agreement, true, complete and correct copies of the following items, to the extent in Seller's or Seller's manager's possession:

(a) Copies of all soils and hazardous materials reports, termite reports, engineering studies, topographical maps, appraisals and other reports, studies, maps and analyses with respect to the Property;

(b) Copies of subdivision maps and condominium plans;

(c) Copies of all permits and licenses relating to the Property;

(d) Copies of all documents and certificates from appropriate governmental authorities relating to the zoning, building and platting status of the Property;

(e) A description of existing and proposed local improvements affecting the Property, including assessment levels;

(f)Copies of all service contracts relating to the Property;

(g) Copies of the real property and personal property tax bills for the Property for the previous three (3) years;

(h) Copies of all tenant leases and proposed tenant leases on the Property;

(i) Copies of all plans and construction drawings for all buildings to be constructed on the Property;

(k) A copy of all loan documents entered into by Seller in connection with the first mortgage encumbering the Property (the "EXISTING LOAN"); and

(l) Copies of all insurance policies maintained by Seller with respect to the Property within the last three (3) years.

Buyer agrees to maintain in confidence all items delivered to it pursuant to this Section 4.3 until Closing (subject to any disclosure obligations Buyer may have under applicable law).

4.4 FIRST MORTGAGE LOAN DOCUMENTS. (i) Buyer shall have reviewed and approved the loan documents with respect to the Existing Loan, (ii) Buyer shall have agreed to the terms of assumption required by the holder of the Existing Loan,
(iii) the holder of the Existing Loan shall have agreed in writing (in form and substance reasonably acceptable to Buyer) to Buyer's assumption of all obligations under the loan documents with respect to the Existing Loan arising on or after the Closing; and (iv) the holder of the Existing Loan shall have confirmed in writing the principal balance thereof, which shall not exceed $12,425,000.00, and shall have confirmed (in form and substance reasonably acceptable to Buyer) that as of closing there is no default under the Existing Loan or event, condition, circumstance or omission that with the giving of notice or the passage of time would become such a default. Buyer shall have fourteen (14) days after the receipt of all of the foregoing to object thereto, and if Buyer fails to notify Seller of any objection thereto on or prior to the end of such fourteen (14) day period, Buyer shall be deemed to have approved the loan documents with respect to the Existing Loan, and the terms and conditions of Buyer's assumption of the Existing Loan. In the event that Buyer objects to any of the foregoing within such fourteen (14) day period, then this Agreement, and all right and obligations of Buyer and Seller hereunder, shall terminate, except as set forth in Sections 4.6, 5.2(b) and 10.5 hereof, and within five (5) days after Buyer has provided notice to Escrow Holder of such termination, Escrow Holder shall deliver to Buyer the Earnest Money Deposit, together with interest thereon.

4.5 SERVICE AND OTHER CONTRACTS. Buyer's review and approval, in its sole and absolute discretion, of all utility contracts, water and sewer service contracts, service contracts, warranties, permits, soils reports, and other contracts or documents of any nature relating to the Property or any portion thereof (the "CONTRACTS"; those Contracts which Buyer approves in writing prior to the end of the Review Period (and prior to the Closing Date in the case of contracts not entered into or delivered to the Buyer until after the expiration of the Review Period) shall be referred to as the "APPROVED CONTRACTS");provided that Buyer's only remedy if it disapproves any Contract(s) shall be to compel the Seller to terminate such disapproved Contract(s) on or prior to the Closing, which Seller hereby agrees to do at its sole cost and expense if so requested by Buyer.

4.6 PHYSICAL CHARACTERISTICS OF THE PROPERTY. Buyer's review and approval, in its sole and absolute discretion, of (a) an environmental assessment (which shall, without limiting the scope of the report, contain an assessment of asbestos and radon affecting the Property) by an environmental consultant of Buyer's choice and at Buyer's cost (the "PHASE I REPORT"), and (b) the results of Buyer's physical inspection and testing of the Property, or any portion thereof (which testing shall be conducted at Buyer's expense, and may include, but shall not be limited to, testing for the presence of asbestos, PCBs, as defined below, and other Hazardous Materials, as defined below, including without limitation the performance of core sampling, drilling and other intrusive testing), of the structural, mechanical, electrical and other physical or environmental characteristics of the Property, including any tenant improvements or other construction installed or to be installed as of the Closing Date. Seller shall allow Buyer reasonable access to the Property to perform any physical inspection thereof which Buyer reasonably deems appropriate; provided that: (i) Buyer shall provide Seller with reasonable advance notice prior to any such physical inspection, and provided further that Seller shall have the right to accompany (or have an agent of Seller accompany) Buyer during such physical inspection; and (ii) Buyer shall not unreasonably disturb any tenant of the Property during any such physical inspection.

Buyer agrees to indemnify, defend and hold Seller harmless from any and all loss, liability, damage, claims, costs or expenses, including attorney's fees, if any, arising or resulting from: (x) any physical damage to the Property caused by Buyer or its agents during any physical inspection and (y) any claim made against Seller by any tenant or any third party alleging any physical injury caused by Buyer or its agents or alleging breach of a lease caused by Buyer or its agent during such inspection. Notwithstanding the foregoing, in no event shall Buyer indemnify Seller for any loss, liability, damage, claims, costs or expenses arising or resulting from the gross negligence or willful misconduct of Seller or its agents. The provisions of this indemnity shall survive the closing or termination of this Agreement.

4.7 GOVERNMENTAL PERMITS, APPROVALS AND REGULATIONS. Buyer shall have confirmed that all governmental permits and approvals with respect to the Property relating to the construction, operation, use or occupancy of the Property or any portion thereof, are in full force and effect.

4.8 REPRESENTATIONS AND WARRANTIES. All of Seller's representations and warranties contained herein or made in writing by Seller shall have been true and correct when made and shall be true and correct as of the Closing Date, as though made at, and as of, the Closing Date, and Seller shall have executed and delivered all documents and complied with all of Seller's covenants and agreements contained in or made pursuant to this Agreement.

4.9 IMPAIRMENT OF PROPERTY. No material adverse change shall have occurred in the condition or ownership of the Property or any part thereof from and after the conclusion of the Review Period. As of the Closing no part of the Property, or any interest of Seller therein, shall be encumbered by any lien, pledge, security interest, financing or due and unpaid charge, tax or other imposition (other than Permitted Exceptions and items which will be removed on or prior to the Closing Date), or damaged and not repaired to Buyer's satisfaction or taken in condemnation or other like proceeding and no such proceeding shall be pending or threatened, except as otherwise provided in Section 8.2 hereof. There shall have occurred no material adverse change in the financial condition of any tenant under any of the Leases demising 6,000 square feet or more of the Improvements (each, a "MAJOR LEASE"), and there shall be no default, or event that with the giving of notice or the passage of time or both would constitute a default, under any Major Lease.

4.10 APPROVAL OF BUYER'S BOARD OF DIRECTORS. This Agreement and the transactions contemplated hereby shall have been approved by Buyer's board of directors (the "BUYER APPROVAL") within forty-five (45) days after the date of this Agreement.

4.11 OBJECTIONS TO TITLE OR SURVEY. Buyer shall have until twenty (20) business days from the later to occur of (i) delivery of the Title Report and (ii) delivery of the Survey, to notify Escrow Holder and Seller in writing of Buyer's disapproval of the condition of title. Buyer shall give Seller and Escrow Holder written notice outlining in detail any title items objected to and specifying Buyer's desired cure. Seller shall have ten (10) business days after receipt of Buyer's notice to advise Buyer and Escrow Holder, in writing, as to whether Seller shall cure said objections prior to the Closing (and should Seller fail to advise Buyer of Seller's objection within such 10-day period, Seller shall be deemed to have elected to refuse to cure said objections). In the event Seller elects not to cure such objections, or elects to cure such objections and fails or refuses to cure said objections, Buyer shall have the option, which must be exercised within 10 business days of Buyer's receipt of Seller's response or deemed response, or Closing (whichever is earlier), (a) to waive Buyer's objections and purchase the Property as otherwise contemplated in this Agreement, notwithstanding such objections, in which event the subject maker of such waived objections shall be included within Permitted Exceptions, and Seller shall convey the Property to Buyer, subject to the Permitted Exceptions, or (b) to terminate this Agreement by written notice to Seller and Escrow Holder, whereupon any and all right and obligations of Buyer and Seller hereunder shall terminate, except as set forth in Sections 4.6, 5.2(b) and 10.5 hereof, and within five (5) days after Buyer has provided notice to Escrow Holder, Escrow Holder shall deliver to Buyer the Earnest Money Deposit, together with interest thereon. All exceptions to title to, and/or encumbrances against, the Property shown on the Title Report or Survey but not objected to by Buyer, and those items referred to in items (i), (ii) and (iii) of the second sentence of Section
3.1 hereof, shall be deemed "PERMITTED EXCEPTIONS"; provided, however, that Seller covenants to remove all monetary encumbrances (other than those with respect to the liens referred to in items (i), (ii) and (iii) of the second sentence of Section 3.1 hereof) affecting the Property or any portion thereof prior to Closing, and Seller further agrees that no monetary encumbrances other than the liens referred to in items (i), (ii) and (iii) of the second sentence of Section 3.1 hereof shall be Permitted Exceptions.

4.12 OBJECTIONS TO PROPERTY OR OTHER MATTERS. To the extent there is a change in any of the matters described in this Article IV.A, or any such matters first become available or are supplemented after the date hereof, Seller shall immediately inform Buyer of such change in circumstances and deliver any such new or supplemental information to Buyer. Buyer shall have until forty-five (45) days after the date of this Agreement (the "REVIEW PERIOD"), to notify Seller of any objections Buyer has to the physical or financial state of the Property, to the Phase I environmental report, to any contracts or leases relating to the Property, to any item delivered (or not delivered) by Seller to Buyer, or to any other matter covered by this Article IV.A other than Title or Survey; provided that Buyer shall have until the Closing Date to approve the items specified in Sections 4.1, 4.9 and 4.13 hereof. If Buyer shall object as provided herein (and if Buyer does not give notice to Seller of its objections prior to the end of the Review Period, Buyer shall be conclusively deemed to have objected), then this Agreement shall terminate and any and all right and obligations of Buyer and Seller hereunder shall terminate, except as set forth in Sections 4.6, 5.2(b) and 10.5 hereof, and within five (5) days after Buyer provides notice of such termination to Escrow Holder, Escrow Holder shall pay to Buyer the Earnest Money Deposit, together with interest thereon.

4.13 TENANT MATTERS. Buyer shall have received and approved written estoppel statements, in substantially the form as that attached hereto as Schedule I, from each of the tenants under the Major Leases, each "national credit" tenant (as identified as such on the Rent Roll), and tenants holding leases upon not less than eighty-five percent (85%) of the remaining gross leasable area in the Property. Each such estoppel statement shall be in form and substance acceptable to Buyer. Buyer shall have 5 business days after the date of Buyer's receipt of the last such tenant estoppel to notify Seller of any objection Buyer may have regarding such estoppels, and in the event Buyer fails to so notify Seller, Buyer shall be deemed to have disapproved the satisfaction of the condition set forth in this Section 4. 13.

4.14 DELIVERY OF DOCUMENTS. The due and timely delivery by Seller of executed documents required by this Agreement, including without limitation all of the documents and items specified in Section 5.3 below.

4.15. DISCOVERY ZONE LEASE. Buyer shall have been provided evidence reasonably acceptable to Buyer that the lease to the Discovery Zone has been rejected by the Discovery Zone, and that such rejection is final and that the Discovery Zone has no further right of occupancy with respect to the Property.

The foregoing conditions contained in this Article IV.A (except to the extent otherwise provided in Article IV.B hereof) are intended solely for the benefit of, and may be waived by, Buyer.

B. SELLER'S CONDITIONS TO CLOSING.

The following conditions are conditions precedent to Seller's obligation to sell the Property:

4.16 DELIVERY OF DOCUMENTS AND PURCHASE PRICE. Buyer's due and timely execution and delivery of all documents and items to be executed and delivered by Buyer (including without limitation the Purchase Price) pursuant to this Agreement, including without limitation all of the documents and items specified in Section
5.4 below.

4.17. ASSUMPTION OF EXISTING LOAN. Buyer shall have executed and delivered to Escrow Holder all documents required for Buyer to assume all of Seller's obligations under the Existing Loan arising from and after the Closing Date.

The foregoing conditions contained in this Article IV.B are intended solely for the benefit of Seller (except to the extent otherwise provided in Article IV.A hereof).

ARTICLE V

CLOSING, RECORDING AND TERMINATION

5.1 DEPOSIT WITH ESCROW HOLDER AND ESCROW INSTRUCTIONS. Promptly after execution of this Agreement, the parties hereto shall deliver one (1) fully executed copy of this Agreement to the Escrow Holder and this instrument shall serve as the escrow instructions to the Escrow Holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Escrow Holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

5.2 CLOSING. (a) The CLOSING DATE shall occur no later than that date which is seventy-five (75) days after the date of this Agreement, or such other date as Buyer and Seller may mutually agree in writing. Except as otherwise expressly provided herein, such date may not be extended without the written approval of both Seller and Buyer. The Closing and the Closing Date shall not have occurred until the Purchase Price shall have been paid by Buyer to Escrow Holder as provided herein. The "CLOSING" shall be deemed to have occurred on the date that all of the events specified in Section 5.8 of this Agreement shall have occurred. The "Closing Date" shall be the date on which the Closing occurs.

(b) In the event the Closing does not occur on or before that date which is seventy-five (75) days after the date of this Agreement, the Escrow Holder shall, unless it is notified by Buyer to the contrary within five (5) days after such date, return to the depositor thereof all items which may have been deposited with Escrow Holder hereunder. Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close. Buyer shall, within seven (7) days after the termination of this Agreement in accordance with the terms hereof, return to Seller all documents and materials delivered to Buyer hereunder by or on behalf of Seller.

5.3 DELIVERY BY SELLER. At the Closing, Seller shall deposit with the Escrow Holder, for the benefit of Buyer, or deliver directly to Buyer the following:

(a) The Deed and the Assignment and Assumption of Leases and Rents, each duly executed and acknowledged by Seller, in recordable form, and ready for recordation in the official records of the jurisdiction in which the Land is located (the "OFFICIAL RECORD");

(b) An assumption of the Existing Loan, in form and substance acceptable to Buyer, duly executed and acknowledged by the holder of the Existing Loan, in recordable form, and ready for recordation in the Official Records;

(c) The Bill of Sale duly executed by Seller;

(d) A certificate from the office of the county clerk of Oklahoma County, dated within thirty (30) days of the Closing Date, listing, as of the date of such certificate, all filings against Seller in said offices under the Commercial Code of Oklahoma which would be a lien on any of the Personal Property (other than such filings, if any, (i) as are being released at the time of the Closing or (ii) which have been approved in writing by Buyer) or (iii) which evidence liens securing the Existing Loan), together with fully executed termination statements with respect to such filings;

(e) originals or copies of any warranties and guaranties received by Seller and to be assigned to Buyer, from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repairs or alterations of the Improvements or any tenant improvements;

(f) The Assignment and Assumption of Contracts, Intangible Property, Warranties and Guarantees, duly executed by Seller and acknowledged, assigning all of Seller's interest in the Intangible Property (except that the only Contracts that shall be assigned are the Approved Contracts);

(g) Originals or copies of all certificates of occupancy, licenses and permits for the Improvements;

(h) All existing as-built plans and specifications for the Improvements in the possession of Seller or its manager;

(i) A closing statement prepared by Escrow Holder in form and content consistent with this Agreement and otherwise reasonably satisfactory to Buyer and Seller;

(j) The Non-Foreign Certificate, duly executed by Seller;

(k) A certificate duly executed by Seller and dated as of the Closing Date confirming the truth, accuracy and completeness of each of the Seller's representations and warranties set forth in Article VI below and noting with specificity any changes or exceptions thereto based upon events or circumstances intervening after the execution hereof (the "UPDATE CERTIFICATE");

(l) Seller's closing certificate, certifying as to the satisfaction of all of the conditions precedent to Seller's obligations hereunder (except delivery of the Purchase Price), addressed to Buyer; and

(m) Complete originals of the Leases with respect to the Property and copies of all records, books of account, ledgers, statements and other business records relating to the ownership and operation of the Property and/or the administration of the Leases, in whatever mode maintained, including information contained on computer disks.

Buyer may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

5.4 DELIVERY BY BUYER. Buyer shall execute and deliver to Escrow Holder, for the benefit of Seller, or directly to Seller the following:

(a) Buyer's closing certificate, certifying as to the satisfaction of all of the conditions precedent to Buyer's obligations hereunder, addressed to Seller.

(b) Buyer's executed counterpart of the Assignment and Assumption of Leases and Rents, and Assignment and Assumption of Contracts, Intangible Property, Warranties and Guarantees.

(c) Buyer's executed counterpart of an assumption of the Existing Loan, acknowledged by Buyer in recordable form, and ready for recordation in the Official Records;

After Buyer's or Escrow Holder's receipt of all of the items specified in
Section 5.3 hereof, after the complete satisfaction of all of the conditions precedent to Buyer's obligations hereunder, and after the expiration of the Review Period, Buyer shall deliver the Purchase Price to Escrow Holder as provided in Section 2.2 above.

5.5 OTHER INSTRUMENTS. Seller and Buyer shall each deposit such other instruments as are reasonably required by Escrow Holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

5.6 PRORATIONS. At Closing, the parties shall prorate (with Buyer being deemed to be the owner of the Property for the date of the Closing) as of the date on which the Closing occurs, on the basis of a thirty (30) month, the following with respect to the Property:

(a) RENTS. All rents and other receipts payable for the month in which the Closing occurs shall be prorated as of the Closing. If any tenant under a Lease is delinquent in such month, Seller shall pay to Buyer the pro-rated amount of the scheduled monthly rent under such Lease. Buyer shall use reasonable efforts after the Closing to collect delinquent rents for the period up to the Closing; provided, however, that all collections shall be applied first to periods commencing after the Closing, and then to periods prior to the Closing. Percentage Rents (if any) shall be prorated by Buyer when received by Buyer, based on twelve thirty (30) day months.

(b) COMMON AREA MAINTENANCE CHARGES. All reimbursable expenses shall be reconciled at Closing, such that if Seller has collected sums in excess of its reimbursable expenses under the Leases, Seller shall pay such excess to Buyer. In the event that such reconciliation shows that Seller has collected less than its incurred reimbursable expenses under the Leases, Buyer shad remit the excess to Seller not later than the expiration of three months after the conclusion of the twelve-month period then in progress with respect to the budgeting of such expenses under the Leases.

(c) TAXES. Unless such items are subject to proration under subparagraph (b) above, real estate taxes, recurring assessments, and personal property taxes, if any, on all or any portion of the Property, based on the regular and supplemental tax bills for the calendar year in which the Closing occurs (or, if such tax bid has not been issued as of the date of Closing the regular and supplemental tax bin for the calendar year preceding that in which the Closing occurs, with such increase thereto as Buyer reasonably estimates will occur) shall be prorated as of the Closing. If any supplemental real estate taxes are levied for any period preceding the Closing, the parties will, immediately after the Closing or the issuance of the supplemental real estate tax bill (whichever last occurs), prorate between themselves, in cash, without interest and to the date of the Closing Date, the supplemental real estate taxes shown by such bill.

(d) UTILITIES. Unless such items are subject to proration under subparagraph (b) above, all utilities, including gas, water, sewer, electricity, telephone and other utilities supplied to the Property shad be read as of the Closing Date. Seller shall pay, prior to the Closing Date, all such amounts for which a bill has been received or for which payment is otherwise due prior to the Closing Date, and Buyer shall be credited, and Seller shall be debited, with an amount equal to all utility charges for the period from the date such bills were issued or such payments were due until the Closing Date.

(e) SERVICE CONTRACTS. Amounts payable under Approved Contracts shall be prorated on an accrual basis. Seller shad pay, prior to the Closing Date, all such amounts for which a bill has been received or for which payment is otherwise due prior to the Closing Date, and Buyer shall be credited, and Seller shall be debited, with an amount equal to all amounts accrued under the Approved Contracts from the date such bills were issued or such payments were due until the Closing Date. Seder shall deliver to Escrow, for the benefit of Buyer, evidence of the cancellation or termination of ad Contracts other than Approved Contracts, and Seller shall be responsible for an such cancellation costs.

(f) IMPROVEMENT LIEN ASSESSMENTS. All improvement lien assessments shad be paid in fun by Seller at Closing.

(g) OTHER ITEMS. All other proratable items, including without limitation licenses and permits being assumed by Buyer (if any; provided that in no event shall Buyer assume any indemnification obligations of Seller) and other income from, and expenses associated with, the Property shall be prorated between Buyer and Seller as of the Closing.

Buyer and Seller's obligation to prorate shall survive the Closing for a period of one (1) year (unless within such time Buyer or Seller makes a claim against the other party to this Agreement with respect to such obligation to prorate, in which case such obligation shall survive without limitation), and Buyer and Seller shall use good faith efforts to conclude prorations with respect to percentage Rent and common area maintenance charges as soon as practicable after the determination of the amounts thereof. Nothing in the Assignment and Assumption of Leases and Rents shall be construed to amend, modify or diminish in any way the provisions of this Section 5.6.

5.7 COSTS AND EXPENSES. Seller and Buyer shall each bear and pay one half (1/2) of the premium for the Title Policy (exclusive of endorsements thereto). Seller shall pay any and all assumption, documentation and legal fees with respect to the Existing Loan (other than the portion of the assumption fee to be borne by Buyer pursuant hereto), all legal fees and costs incurred by Seller, the cost of any recordation fees and documentary or other transfer taxes applicable with respect to the sale of the Real Property, all sales tax, if any, applicable with respect to the sale of the Personal Property and/or the Intangible Property, one-half of the Escrow Holder's fees and charges, and other fees and charges which are typically borne by sellers in Oklahoma City, Oklahoma. Buyer shall pay for its out-of-pocket expenses, the cost of the Survey, $40,000 of the assumption fee with respect to the Existing Loan (or such lesser amount as the holder of the Existing Loan may require in assumption fees), all due diligence, all legal fees and costs incurred by Buyer in connection herewith, one-half of the Escrow Holder's fees and charges, and other fees and charges which are typically borne by buyers in Oklahoma City, Oklahoma.

5.8 CLOSING AND RECORDATION. Provided that Escrow Holder has received all of the items required to be delivered pursuant to this Article V (or a waiver from the party for whose benefit such item is being delivered) and that it has not received prior written notice from Buyer that Buyer has elected to terminate its rights and obligations hereunder pursuant to Article IV, Article VIII and/or
Section 5.9, and provided that Buyer has either received the Title Policy or the irrevocable commitment of Title Company to provide it with the Title Policy immediately after recordation of the Deed, Escrow Holder is authorized and instructed (a) with respect to the Property, to cause the Title Company to record the documents delivered to the Escrow Holder in accordance with recording instructions set forth in a letter to be delivered to Escrow Holder and Title Company by Buyer (or if no such letter is received prior to the Closing, in accordance with customary practice), (b) to deliver those other documents and instruments delivered into Escrow to the party for whose benefit such documents or instruments were made and (c) to deliver the Purchase Price, as adjusted pursuant to Section 5.6 hereof, upon receiving confirmation of recording of the Deed.

5.9 TERMINATION OF AGREEMENT.

(a) FAILURE OF BUYER'S CONDITIONS. If any one or more of the conditions to Buyer's obligations, as set forth in Article IV.A, Section 5.3 or elsewhere in this Agreement, is not either fully performed, satisfied or waived in writing (or deemed waived as provided herein) on or before the Closing Date or such earlier date as provided elsewhere herein, then Buyer may elect, by written notice as provided in Section 10.10 hereof, to terminate this Agreement, in which case neither party shall have any further obligation to the other (except as set forth in Sections 4.6, 5.2(b) and 10.5 hereof). Nothing in this paragraph shall be construed to limit any of Buyer's rights or remedies at law or equity in the event of a default by Seller.

(b) FAILURE OF SELLER'S CONDITIONS. If any one or more of the conditions to Seller's obligations, as set forth in Article IV.B, Section 5.4 or elsewhere in this Agreement, is not either fully performed, satisfied or waived in writing (or deemed waived as provided herein) on or before the Closing Date or such earlier date as provided elsewhere herein, then Seller may elect, by written notice as provided in Section 10.10 hereof, to terminate this Agreement and neither party shall have any further obligation to the other (except as set forth in Sections 4.6, 5.2(b) and 10.5 hereof).

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

As an inducement to Buyer to enter into this Agreement and the consummation of the transaction contemplated hereby, Seller hereby represents and warrants to and agrees with Buyer both as of the date hereof and again as of the Closing Date, and as of all dates and times in between (except as specifically provided to the contrary herein), as set forth below. As used herein and elsewhere in this Agreement, the term "SELLER'S ACTUAL KNOWLEDGE" shall mean the actual knowledge of each of Messrs. Louis Gennarelli and John Roddy Bates, without any duty of investigation of any kind. Seller represents and warrants that the foregoing persons are the persons employed by Seller or its manager with day-to-day managerial or supervisorial authority over the Property.

6.1 AUTHORITY. Seller is duly organized and validly existing under the laws of the jurisdiction of its organization, is duly qualified to conduct business and own real property in the State of Oklahoma, and has all requisite power to own all of its properties and assets and to carry on its business as presently conducted. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby has been duly and validly authorized by all necessary action of Seller and the Agreement and all other agreements contemplated thereby are and will be valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights and general principles of equity.

6.2 TITLE. Seller holds fee simple title to the Property, and to Seller's actual knowledge, such fee simple title is free and clear of all liens, encumbrances, security interests, charges, adverse claims and other exceptions to title, except for the Leases, Contracts, matters of record, matters disclosed by the Survey and the Permitted Exceptions. Nothing in the Deed shall be construed to amend, modify or diminish the effectiveness or survival of the foregoing representation.

6.3 THE LEASES. A list of the current Leases is set forth in the rent roll attached hereto as Schedule G (the "RENT ROLL"). The economic information contained in the Rent Roll is accurate and consistent with Seller's records (as they relate to the Property), which records have been maintained by Seller in accordance with good property management standards. The noneconomic information contained in the Rent Roll is accurate and consistent in all material respects with Seller's records (as they relate to the Property), which records have been maintained by Seller in accordance with good property management standards. Except for the Leases set forth in the Rent Roll, there are no other leases, licenses or other agreements affecting the occupancy of the Property. With respect to each Lease: (i) the Lease is in full force and effect, and constitutes the valid and binding legal obligation of Seller and the respective tenant, enforceable against each of them in accordance with its terms; (ii) there are no understandings, oral or written, between the parties to the Lease which in any manner vary the obligations or rights of either party; (iii) except as indicated on the Rent Roll, there is no default by Seller under the Lease and to Seller's knowledge, by the tenant under the Lease; and (iv) no rent or additional rent under the Lease has been paid for more than thirty (30) days in advance of its due date.

6.4 NO LITIGATION OR ADVERSE EVENTS. Seller has received no written notice of, and to Seller's actual knowledge, there are no, pending or threatened investigations, actions, suits, proceedings or claims against or affecting Seller or the Property, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, or instrumentality, domestic or foreign.

6.5 COMPLIANCE WITH LAWS. To the best of Seller's knowledge, Seller is in compliance in all material respects with all applicable laws, ordinances, rules and regulations (including without limitation those relating to zoning and the Americans With Disabilities Act) applicable to the ownership or operation of the Property. Seller has not received from any insurance company or Board of Fire Underwriters any notice, which remains uncured, of any defect or inadequacy in connection with the Property or its operation.

6.6 NO DEFAULTS IN OTHER AGREEMENTS. To Seller's actual knowledge, neither Seller nor any other park is in material default under any Contract affecting the Property, and no event exists which, with the passage of time or the giving of notice or both, will become a material default thereunder on the part of the Seller or any other party thereto. To Seller's knowledge, Seller is in compliance in all material respects with the terms and provisions of the covenants, conditions, restrictions, rights-of-way or easements affecting the Property.

6.7 EMINENT DOMAIN. To Seller's actual knowledge, there is no existing or proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would affect the Property in any material way.

6.8 LICENSES, PERMITS, CO'S, ZONING, ETC. To Seller's actual knowledge, all permits, certificates of occupancy, business licenses and all other notices, licenses, permits, certificates and authority required as of the date hereof and as of the Closing Date in connection with the use or occupancy of the Property have been obtained and are in full force and effect and in good standing.

6.9 TAXES AND ASSESSMENTS. All real property taxes, and all Seller's personal property taxes, relating to the Property, excepting those for the current tax year which are not yet overdue (i.e., which are still payable without interest or penalty), have been paid in full. To Seller's actual knowledge, there is no
(i) proposed increase in the assessed valuation of the Property, or (ii) existing or proposed assessment that has or may become a lien on the Property.

6.10 ENVIRONMENT. (i) Seller has not engaged in any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation. release discharge, refining, dumping or disposal of any Hazardous Materials (whether legal or illegal, accidental or intentional) on, under, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Requirements and only in the course of legitimate business operations at the Property (which shall not include any business primarily or substantially devoted to the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of Hazardous Materials); (ii) to Seller's actual knowledge, no tenant, occupant or user of the Property, nor any other person, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any material way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials (whether legal or illegal, accidental or intentional) on, under, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Requirements and only in the course of legitimate business operations at the Property (which shall not include any business primarily or substantially devoted to the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of Hazardous Materials); (iii) to Seller's actual knowledge, no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the Property except in all cases in material compliance with Environmental Requirements and only in the course of legitimate business operations at the Property (which shall not include any business primarily or substantially devoted to the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of Hazardous Materials); (iv) to Seller's actual knowledge, no Hazardous Materials have migrated from the Property upon or beneath other properties; and (v) to Seller's actual knowledge, no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath the Property.

As used herein:

"ENVIRONMENTAL REQUIREMENTS" shall mean all applicable present statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including, without limitation: (i) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of "Hazardous Materials," chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, pollutants, contaminants or hazardous or toxic substances, materials, or wastes, whether solid, liquid or gaseous in nature; and (ii) all requirements pertaining to the protection of the health and safety of employees or the public.

"HAZARDOUS MATERIALS" shall mean (i) any flammable, explosive or radioactive materials, hazardous wastes, toxic substances or related materials including, without limitation, substances defined as "hazardous substances," "hazardous materials," "toxic substances" or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801, et seq.; the Toxic Substances Control Act, 15 U.S.C., Section 2601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; and in the regulations adopted and publications promulgated pursuant to said laws; (ii) those substances listed in the United States Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments thereto); (iii) those substances defined as "hazardous wastes," "hazardous substances" or "toxic substances" in any similar federal, state or local laws or in the regulations adopted and publications promulgated pursuant to any of the foregoing laws or which otherwise are regulated by any governmental authority, agency, department, commission, board or instrumentality of the United States of America, the State of California or any political subdivision thereof, (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials, or substances within the meaning of any other applicable federal state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended; (v) petroleum or any by-products thereof, (vi) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. Sections 2011 et seq., as amended, and in the regulations adopted and publications promulgated pursuant to said law; (vii) asbestos in any form or condition; and (viii) polychlorinated biphenyls.

6.11 PHYSICAL CONDITION. Except as disclosed in writing by Seller to Buyer on or prior to the date hereof, to Seller's actual knowledge: (i) there are no material structural defects in the Improvements located on or at the Property;
(ii) the Improvements and Personal Property (including without limitation plumbing equipment, HVAC, electric wiring and fixtures, gas distribution system, water and sewage systems, security systems and swimming pool and spa systems) are in good working order and condition, except for defects or required repairs that are not material.

6.12 EMPLOYEES. Seller has no employees.

6.13 MECHANIC'S LIENS. All bills and claims for labor performed and materials furnished to or for the benefit of the Property currently due and contracted for by Seller or its manager have been paid in full, and there are no mechanic's or materialmen's liens (whether or not perfected) on or affecting the Property as a result of labor performed or materials furnished and contracted for by the Partnership or its manager.

6.14 OPERATING STATEMENTS. To Seller's actual knowledge, the financial statements delivered by Seller to Buyer fairly present the profit or loss from the management and operation of the Property for the periods covered thereby and, in all material respects, accurately reflect all rents and other gross receipts, and all amounts paid by Seller for electricity, water, sewer, other utility services, insurance, fuel, maintenance and repairs (whether capitalized or expensed), real estate taxes, payroll and payroll taxes and all other operating and other expenses associated with the Property.

6.15 DISCLOSURE. Except as disclosed on Schedule H attached hereto, no representation or warranty of Seller in this Agreement, or any information, statement or certificate furnished or to be furnished by Seller or at Seller's direction pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain any materially untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading. To Seller's knowledge, there is no material misstatement or omission in the copies of contracts agreements and other documents delivered by Seller in connection with the transactions contemplated hereby

6.16 NO LEASES OF PROPERTY OR ASSETS. No material portion of the Personal Property or fixtures with respect to the Property (other than fixtures owned or installed by tenants) is leased by the Seller as lessee.

The representations and warranties set forth in this Article VI shall survive the execution and delivery of this Agreement, the delivery of the Deed and transfer of title to the Property, until the date that is six months after the Closing Date; provided however, that in the event Buyer makes a written claim against Seller with respect to any representation or warranty prior to the date which is six months after the Closing Date, than such representation or warranty shall survive without limitation as to such written claim.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

7.1 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows: Buyer is a corporation duly organized under the laws of the State of Maryland; subject to receipt of the Buyer Approval, this Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are and as of the Closing Date will be duly authorized, executed and delivered by Buyer, and are and as of the Closing Date will be legal, valid and binding obligations of Buyer, and do not and as of the Closing Date will not violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.

ARTICLE VIII

POSSESSION, DESTRUCTION AND CONDEMNATION

8.1 POSSESSION. Possession of the Property shall be delivered to Buyer on the Closing Date, subject to the Leases described on the Rent Roll or otherwise approved by Seller. Without limiting any other provisions of this Agreement, Seller shall afford authorized representatives of Buyer reasonable access to the Property for the purposes of determining Seller's compliance herewith (provided that Seller or Seller's agent shall be allowed to accompany Buyer in any visit to the Property Buyer may make for the purposes of determining such compliance); however, in no event shall such right give rise to any obligation of Buyer to determine compliance or noncompliance.

8.2 LOSS, DESTRUCTION AND CONDEMNATION.

(a) DEFINITION OF MATERIAL DAMAGE. For the purposes of this Section 8.2, damage to the Property is material if (i) the actual cost of repairing or replacing the damaged portions of the Improvements on the Property exceeds $250,000.00, or
(ii) if it would take longer than seventy-five (75) days to perform such repair or replacement using reasonably diligent efforts, or (iii) if any lessee has the right to abate any rent under its lease as a result of such damage and there is not full rental interruption coverage with respect thereto available to Buyer through and after the Closing Date until the estimated date of reconstruction, or (iv) if any lessee or group of lessees leasing 2,500 square feet or more in the aggregate (as set forth on the Rent Roll) has a right to terminate its lease (or leases) as a result of such damage and does not irrevocably waive such right prior to Closing in a form reasonably acceptable to Buyer.

(b) EFFECT OF NON-MATERIAL DAMAGE TO IMPROVEMENTS. If prior to the Closing the Improvements on the Property are damaged by casualty and such damage is not material, (i) this Agreement may not be terminated by reason of such casualty (provided that this does not waive Buyer's other termination rights under this Agreement) and (ii) Seller will, at Buyer's option, either (a) cause the damaged portion of the Improvements to be repaired at Seller's sole cost and expense or
(b) reduce the Purchase Price by an amount equal to the actual, reasonable and necessary cost of repairing or replacing the damaged portions of the Improvements. Seller will notify Buyer within one (1) day of Seller's receipt of knowledge of any casualty which occurs in between the date of this Agreement and the Closing Date.

(c) EFFECT OF MATERIAL DAMAGE TO IMPROVEMENTS. If prior to the Closing the Improvements are damaged by casualty and such damage is material, Seller shall notify Buyer in writing of such casualty as soon as practicable. Within ten (10) days after the occurrence of such casualty, Seller will commence restoration of the damaged Improvements, and shall complete such restoration in compliance with all laws and the representations and warranties set forth herein and shall restore such Improvements their condition prior to the occurrence of the casualty promptly (but in no event more than seventy-five (75) days thereafter), and the Closing Date shall be extended (but in no event by more than seventy-five (75) days) until such damaged Improvements are complete. If Seller does not commence or complete such restoration within such time period, then Buyer may elect within the next thirty (30) days pursuant to a writing delivered to Seller and Escrow Holder to (i) continue this Agreement, in which case Seller shall assign to Buyer at the Closing any insurance proceeds to which Seller is entitled with respect to such damage (in which event the Purchase Price shall be reduced by the amount of any deductible with respect thereto); or (ii) terminate this Agreement, in which case Buyer shall have no further rights and obligations to the Seller under this Agreement, but Buyer shall retain its rights and remedies against Seller. Buyer's failure to have elected any of these options within the time allotted therefor shall be deemed to be an election of option
(ii).

(d) DEFINITION OF MATERIAL TAKING. For the purposes of this Section 8.2, a taking or threatened taking by eminent domain or similar proceedings shall be deemed material if (i) the value of that portion of the Property to be so taken exceeds $50,000.00, (ii) Buyer determines that the Property so affected is materially and adversely affected by such taking or threatened taking, (iii) any lessee has the right to abate any rent under its lease as a result of such taking or threatened taking, or (iv) any lessee or group of lessees leasing 2,500 square feet or more in the aggregate (as set forth on the Rent Roll) has a right to terminate its lease (or leases) as a result of such taking or threatened taking and does not irrevocably waive such right prior to Closing in a form reasonably acceptable to Buyer.

(e) EFFECT OF NON-MATERIAL TAKING. If prior to the Closing there is a taking or threatened taking of a portion of the Property which is not material, (i) this Agreement may not be terminated and (ii) Seller will assign to Buyer at the Closing all of Seller's rights in and to any condemnation award with respect to such non-material taking, and there will be no reduction in the Purchase Price. Seller will deliver written notice to Escrow Holder and Buyer within one (l) day after Seller receives notice of or otherwise becomes aware of any taking or threatened taking affecting the Property.

(f) EFFECT OF MATERIAL TAKING. If prior to the Closing there is a taking or threatened taking of a material portion of the Property or all of it, Seller shall notify Buyer in writing of such taking or threatened taking, and within ten (l0) days after Buyer's receipt of such notice, Seller and Buyer shall endeavor to agree upon whether the Property shall be purchased by Buyer, and any reduction in the Purchase Price, and any assignment of any condemnation award with respect to such taking. If within such ten (10) day period Buyer and Seller have not reached a mutually acceptable agreement as to those matters, Buyer within thirty (30) days thereafter may elect in writing to (i) continue this Agreement subject to the taking or threatened taking with an assignment of all of Seller's rights to condemnation awards, severance damages, payments-in-lieu thereof or the like; or (ii) terminate this Agreement, in which case Buyer and Seller shall have no further rights or obligations to one another under this Agreement. Buyer's failure to have elected any of these options within the time period allotted therefor shall be deemed to be an election of option (ii).

ARTICLE IX

MAINTENANCE AND OPERATION OF THE PROPERTY; COVENANTS

9.1 MAINTENANCE. In addition to Seller's other obligations hereunder, Seller shall, upon and after the date of this Agreement and to and including the Closing Date, at Seller's sole cost and expense, maintain the Property in the ordinary course of business consistent with past practice, pay all taxes, assessments, fines, penalties, charges and other operating expenses, and shall make all repairs, maintenance and replacements of the Improvements and any Personal Property and otherwise operate the Property in its ordinary and customary manner, and otherwise in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property. Seller shall not make any alterations to the Property without first receiving Buyer's prior written consent thereto.

9.2 LEASES AND OTHER AGREEMENTS. Seller shall not, on or after the date of this Agreement and on or prior to the Closing Date, enter into any Lease pertaining to the Property except pursuant to the terms and conditions set forth in this
Section 9.2. At any time prior to the Closing Date, in the event that Seller intends to enter into a lease with respect to any portion of the Property, Seller shall deliver to Buyer a complete copy of the proposed lease, financial information as to the proposed lessee (with credit reports), and copies of all brokerage agreements (or a detailed list of all brokerage obligations) with respect to such lease. Buyer shall review and approve or disapprove of such lease within ten (10) days after the receipt of all of the foregoing materials. If all such materials are delivered to Buyer on or prior to ten (l0) days prior to conclusion of the Review Period, and if (a) such lease (and any brokerage commissions with respect thereto) was negotiated by Seller in good faith and is on market terms, (b) the proposed lessee is creditworthy as determined by Buyer in its reasonable judgment, (c) the proposed use of the premises under such Lease is compatible with the other uses in the Property and is not inconsistent with the general leasing policies of Buyer, as determined by Buyer in its reasonable judgment, and (d) the terms and conditions of such Lease and any brokerage commissions payable with respect thereto are otherwise acceptable to Buyer in its reasonable discretion, then Buyer shall approve such lease and if and when the Closing occurs, Buyer shall assume all obligations under such lease to pay for or construct tenant improvements and shall assume and pay, as and when due, all brokerage commissions with respect to such lease which commissions were disclosed to and approved by Buyer. In the event that Buyer does not affirmatively approve in writing such lease within such ten (10) day period, then Buyer shall be deemed to have disapproved such lease and as long as this Agreement remains effective Seller shall not enter into such lease. Seller's sole remedy with respect to any such disapproval shall be to terminate this Agreement, by written notice to Buyer not later than five (5) days later the expiration of such ten (10) day period, in which case the Earnest Money Deposit, with all interest thereon, shall be refunded to Buyer and this Agreement, and each party's obligations hereunder, shall terminate (except for Buyer's obligations under Section 4.6 hereof, which shall survive such termination). Notwithstanding the foregoing, after the conclusion of the Review Period, in no event shall Seller enter into any lease with respect to the Property without Buyer's prior written consent, which may be granted or withheld in Buyer's sole and absolute discretion. After the date hereof, without Buyer's prior written consent (which will not be unreasonably withheld) in no event shall Seller enter into any agreement or contract with respect to the Property (other than a lease, which shall be governed by the foregoing provisions) which is not terminable on thirty (30) days' prior notice (without premium or penalty).

9.3 ENCUMBRANCES. Seller shall not, in between the date of this Agreement and the Closing Date, mortgage, encumber or suffer to be encumbered all or any portion of the Property, which encumbrances would survive the Closing Date, without the prior written consent of Buyer.

9.4 CONSENTS AND NOTICES. Seller and Buyer shall cooperate with each other and exercise commercially reasonable efforts to obtain as of the Closing Date, all consents from, and provide all notices to, any third party and any governmental or regulatory authority which are required pursuant to any Contract or any applicable laws as a condition to or in connection with the execution, delivery or performance of this Agreement or other documents and instruments contemplated thereby.

9.5 AUDIT COOPERATION. Seller hereby agrees to cooperate with Buyer in producing audited financial statements for the Property for such periods as may be requested by Buyer. Such cooperation shall include, without limitation, the execution and delivery by Seller to Buyer's auditors of such confirmations and letters as such auditors may reasonably require.

ARTICLE X

MISCELLANEOUS

10.1 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and personally delivered or sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, or sent by Federal Express or similar nationally recognized overnight courier service, and addressed as follows, and shall be deemed to have been given upon the date of delivery (or refusal to accept delivery) at the address specified below as indicated on the return receipt or air bill:

If to Seller:      Centennial Plaza Limited Partnership
                   co/ Centennial Plaza Inc.
                   1141 N. Robinson, Suite 102
                   Oklahoma City, Oklahoma 73103
                   Attn: John Roddy Bates
                   Fax No.: (405)232-8870
with a copy to:    Steve Sherman, Esq.
                   117 Park Avenue, 4th Floor
                   Oklahoma City, Oklahoma 73102
                   Fax No.:(405)235-0712
If to Buyer:       The PRICE REIT, Inc.
                   145 South Fairfax Avenue
                   Fourth Floor
                   Los Angeles, CA 90036
                   Attn.: Joseph Kornwasser
                   Fax No.: (213) 937-8175
with a copy to:    Gibson, Dunn & Crutcher
                   333 South Grand Avenue
                   Los Angeles, California 90071
                   Attn: William R. Lindsay, Esq.
                   Fax No.: (213)229-7520
If to Escrow       Lawyer's Title Insurance Corporation
Holder:            1141 N. Robinson
                   Oklahoma City, Oklahoma 73103

or such other address as either party may from time to time specify in writing to the other in the manner aforesaid.

10.2 BROKERS AND FINDERS. Buyer and Seller each hereby represents and warrants that no broker was involved in this Agreement or the transactions contemplated hereby except for American Commercial and Insignia Financial, whose commissions are to be paid by Seller. In the event of a claim for a broker's fee, finder's fee, commission or other similar compensation in connection herewith other than as set forth above, (i) Buyer, if such claim is based upon any agreement alleged to have been made by Buyer, hereby agrees to reimburse Seller for any liability, loss, cost, damage or expense (including reasonable attorneys'' and paralegals' fees and costs) which Seller may sustain or incur by reason of such claim and
(ii) Seller, if such claim is based upon any agreement alleged to have been made by Seller, hereby agrees to indemnify, defend, protect and hold Buyer harmless against any and ad liability, loss, cost, damage or expense (including reasonable attorneys' and paralegals' fees and costs) which Buyer may sustain or incur by reason of such claim. The provisions of this Section 10.2 shah survive the Closing or earlier termination of this Agreement.

10.3 SUCCESSORS AND ASSIGNS. This Agreement shad be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, except that Seller's interest under this Agreement may not be assigned, encumbered or otherwise transferred whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of the Buyer. There shall be no third party beneficiaries to this Agreement.

10.4 AMENDMENTS. This Agreement may be amended or modified only by a written instrument executed by the party asserted to be bound thereby.

10.5 CONTINUATION AND SURVIVAL OF INDEMNITIES, REPRESENTATIONS, WARRANTIES AND POST-CLOSING OBLIGATIONS. Except as provided in the last paragraph of Article VI of this Agreement, all indemnities, representations and warranties by, and all of the post-closing obligations, if any, of, the respective parties contained herein or made in writing pursuant to this Agreement or any other instrument delivered by Seller pursuant hereto are intended to and shall remain true and correct and binding as of the time of Closing and shall survive the execution and delivery of this Agreement, the delivery of the Deed and transfer of title.

10.6 INTERPRETATION. Whenever used herein, the term "including" shall be deemed to be followed by the words "without limitation. " Words used in the singular number shall include the plural, and vice-versa, and any gender shall be deemed to include each other gender. The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof.

10.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

10.8 MERGER OF PRIOR AGREEMENTS. This Agreement (including the exhibits hereto) constitutes the entire agreement between the parties with respect to the purchase and sale of the Property specifically described herein and supersedes all prior and contemporaneous (whether oral or written) agreements and understandings between the parties hereto relating to the specific subject matter hereof.

10.9 ATTORNEYS' FEES. In the event of any action or proceeding at law or in equity between Buyer and Seller (including an action or proceeding between Buyer and the trustee or debtor in possession while Seller is a debtor in a proceeding under the Bankruptcy Code (Title 11 of the United States Code) or any successor statute to such Code) to enforce or interpret any provision of this Agreement or to protect or establish any right or remedy of either Buyer or Seller hereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including without limitation reasonable attorneys' and paralegals' fees and expenses (including without limitation fees, costs and expenses of experts and consultants), incurred in such action or proceeding and in any appeal in connection therewith by such prevailing party, together with all costs of enforcement and/or collection of any judgment or other relief. If such prevailing party shall recover judgment in any such action, proceeding or appeal, such costs, expenses and attorneys' and paralegals' and others' fees shall be included in and as a part of such judgment.

10.10 NOTICE OF TERMINATION. If either Buyer or Seller elects to terminate this Agreement, it will submit to Escrow Holder and the other party hereto a notice of termination in duplicate. If Escrow Holder receives a notice of termination, it is instructed to mail and fax one copy to the other such party within one (1) business day. If Escrow Holder has not received a written objection from the other party within five (5) business days after mailing and faxing the copy, Escrow Holder is to (i) comply with the instructions contained in the notice of termination, (ii) pay cancellation charges out of any funds on deposit in this Escrow, (iii) return the Earnest Money Deposit (and interest thereon) to Buyer, and (iv) cancel this Agreement.

10.11 SPECIFIC PERFORMANCE; DAMAGES. The parties understand and agree that the Property is unique and for that reason, among others, Buyer will be irreparably damaged in the event that this Agreement is not specifically enforced. Accordingly, in the event of any breach or default in or of this Agreement or any of the warranties, terms or provisions hereof by Seller, Buyer shall have the right to demand and have specific performance of this Agreement. Buyer and Seller hereby agree that in the event Seller has breached this Agreement by fraud, misrepresentation or by breach of a covenant contained herein, Buyer's right to damages shall be limited to Buyer's actual out-of-pocket costs up to One Hundred Thousand Dollars ($100,000.00) (exclusive of attorneys fees and costs incurred in any action to enforce Buyer's rights under this Agreement), and Buyer hereby waives any right or claim to consequential (as opposed to actual), or loss of bargain, damages.

10.12 RELATIONSHIP. It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture, financing arrangement or other agreement between Buyer and Seller. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

10.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

10.14 TIME OF THE ESSENCE. Time is of the essence in this Agreement and with respect to all of its terms.












IN WITNESS WHEREOF, Seller, Buyer, and Escrow Holder have executed this Agreement as of the date first above written.

                    BUYER:  THE PRICE REIT, INC.

                            By:  JOSEPH K. KORNWASSER
                                 --------------------
                            Its: PRESIDENT/CEO

                    SELLER: CENTENNIAL PLAZA LIMITED
                            PARTNERSHIP, an Oklahoma limited partnership,

                            By: Centennial Plaza Incorporated, an Oklahoma corporation, general partner

                                 By:  JOHN RODDY BATES
                                      ----------------
                                 Its: PRESIDENT






































CONSENT OF ESCROW COMPANY

The undersigned Escrow Company agrees to (i) accept the foregoing Agreement,
(ii) be Escrow Holder under the Agreement, and (iii) be bound by the Agreement in the performance of its duties as Escrow Holder; however, the undersigned will have no obligations, liability or responsibility under (a) this consent or otherwise, unless and until the Agreement, fully signed by the parties, has been delivered to the undersigned, or (b) any amendment to the Agreement unless and until the amendment is accepted by the undersigned in writing.

Dated:  8/14/96

                            LAWYER'S TITLE INSURANCE
                            COMPANY

                            By: LINDA CABLE
                                --------------
                                Escrow Officer



INDEX TO SCHEDULES

Schedule A     The Land

Schedule B     Form of Deed

Schedule C     Form of Assignment and Assumption of Leases and Rents

Schedule D     Form of Bill of Sale

Schedule E     Form of Assignment and Assumption of Contracts, Intangible
               Property, Warranties and Guarantees

Schedule F     Form of Non-Foreign Certificate

Schedule G     Rent Roll







                               EXHIBIT "A"


                            CENTENNIAL SQUARE
                               FEE PARCEL
                              19.9265 ACRES

All of Block One (i), Part of Block One-A (1-A), Part of Block Two (2) and Part of Block Three (3), in united Founders Life Plaza to Oklahoma City, Oklahoma County, Oklahoma, according to the Plat thereof, recorded in Book 38, Page 27, Records of Oklahoma County, Oklahoma and as amended in Book 2972, Page 415, Records of Oklahoma County, Oklahoma.

Beginning at a point bearing S 88. 46' 09" E, 21.00 feet from the Northeast corner of Block One (1), said-point being on the southerly line of N.W. 59th Street and also being the principal place and POINT OF BEGINNING of the following description:

Thence departing from said Southerly line, S 00.04' 37" W, a distance of 154.00 feet to a point; Thence S 88. 46' 09" E, a distance of 154.00 feet to a point on the Westerly line of North May Avenue; Thence S 00. 04' 37. W. along said Westerly line, a distance of 546.00 feet to a point; thence departing from said Westerly line, N 88. 46' 09" W a distance of 1050.00 feet to a point; thence N
01. 13' 51" E a distance of 44.26 feet to a point; thence N 41. 54' 22" W a distance of 87.12 feet to a point; thence S 48. 05' 38" W 205.00 feet to a point on the Northeasterly right-of-way line of Mosteller Drive; thence N 41. 54' 22" W along said Northeasterly line a distance of sa .53 feet to a point; thence
52.24 feet along an arc to the right having a radius of 40.59 feet and a central angle of 73. 44' 19" (subtended by a chord bearing N 05. 02' 09" W a distance of 48.71 feet) to a point on the East right-of-way line of North Drexel Avenue; thence along said East line 156.85 feet along an arc to the left having a radius of 283.0 feet and a central angle of 31. 45' 20"(sub-tended by a chord bearing N
15. 57' 24" E a distance of 154.85 feet); thence continuing along said East line N 00. 04' 37" E a distance of 444.49 feet to a point; thence 38.98 feet (38.91 feet per plat) along an arc to the right having a radius of 24.50 feet (24.46 feet per plat) and a central angle of 91. 09' 14. (sub-tended by a chord bearing N 45. 39' 14" E a distance of 35.00 feet) to a point on the aforementioned South right-of-way line of N.W. 59th Street; thence along said South line S 88. 46' 09" E a distance of 1102.00 feet to the principal POINT OF BEGINNING and containing 867,997 square feet or 19.9265 acres of land, more or less.














                               EXHIBIT B


RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:

GIBSON, DUNN & CRUTCHER LLP
333 South Grand Avenue
Los Angeles, California 90071-3 197
Attention: William R. Lindsay

-----------------------------------------------------------------------------

SPECIAL WARRANTY DEED

KNOW ALL LIEN BY THESE PRESENTS:

That CENTENNIAL PLAZA LIMITED PARTNERSHIP, an Oklahoma limited partnership (the "Grantor"), in consideration of the sum of Ten Dollars ($10.00), in hand paid, the receipt of which is hereby acknowledged, does hereby grant, bargain, sell, convey and assign unto THE PRICE REIT, INC., a Maryland corporation (the "Grantee", the following described real property and premises situated in the City of Oklahoma City, Oklahoma County, State of Oklahoma, to-wit:

(the "LAND")

TOGETHER WITH, all rights, privileges and easements appurtenant to and for the benefit of the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock relating to the Land and any other easements, rights-of-way or appurtenances owned by Grantor and used in connection with the beneficial operation, use and enjoyment of the Land, any leases thereof, any improvements now or hereafter thereon, or any intangible property with respect thereto, or any other appurtenance, together with all rights of Grantor in and to streets, sidewalks, alleys, driveways, parking areas and areas adjacent thereto or used in connection therewith, and all rights of Grantor in any land lying in the bed of any existing or proposed street adjacent to the Land together with all the improvements thereon and appurtenances thereunto belonging, if any.

GRANTOR warrants title to the foregoing as to all claims of any person claiming by, through or under the Grantor but not otherwise.

TO HAVE AND TO HOLD the above described property unto the Grantee, and the Grantee's heirs. personal representatives, successors and assigns, forever, free, clear and discharged of and from all former grants. charges, taxes, judgments, mortgages, liens and encumbrances of whatsoever nature made or suffered to be made by the Grantor; SUBJECT to restrictions, reservations, easements, rights of way, all mineral interests previously reserved or conveyed of record, covenants of record, and other encumbrances disclosed by Grantor, or the title insurer insuring this Deed, to Grantee in writing prior to the date hereof, if any.


IN WITNESS WHEREOF, the Grantor has executed this instrument this          day
of                      , 1996

CENTENNIAL PLAZA LIMITED PARTNERSHIP,
an Oklahoma limited partnership

                  By: Centennial Plaza Incorporated, an Oklahoma
                      corporation, general partner

                      By: JOHN RODDY BATES
                          ----------------
                      Printed Name: John Roddy Bates

                         ACKNOWLEDGMENT
STATE OF OKLAHOMA  )
                   )
COUNTY OF OKLAHOMA )

The foregoing instrument was acknowledged before me this day of          ,
1996, by



                                       ----------------------
                                       Notary Public
                                       My Commission expires:

                                      (SEAL)

















                             EXHIBIT C

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

GIBSON, DUNN & CRUTCHER LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
Attention: William R. Lindsay

ASSIGNMENT AND ASSUMPTION OF LEASES AND RENTS

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CENTENNIAL PLAZA LIMITED PARTNERSHIP, an Oklahoma limited partnership ("ASSIGNOR"), hereby assigns, sets over, transfers and delegates to THE PRICE REIT, INC., a Maryland corporation ("ASSIGNEE"), all of Assignor's right, title, interest, claim and estate in and to all leases, occupancy agreements and similar agreements, together with all modifications, extensions and renewals thereof, all security therefor, and all guaranties of any of the foregoing (collectively, the "LEASES") which demise all or an part of, or interest in, the real property more particularly described on EXHIBIT A attached hereto and incorporated herein (the "LAND"), together with all income, receipts, fund and revenues of any kind whatsoever payable under the Leases or otherwise with respect to the Land, whether heretofore accrued or hereafter arising.

Notwithstanding the foregoing, in no event shall the Leases include any claim, cause of action or damages against the former tenant commonly known as "Discovery Zone" arising out of its rejection, prior to the date hereof, of its lease of a portion of the Land.

Assignee assumes ail of Assignor's obligations under or with respect to the Leases listed on EXHIBIT B attached hereto and incorporated herein (the "ASSUMED LEASES"), which obligations arise on or after the date hereof and relate to the period commencing on the date hereof.

Assignor hereby agrees to indemnify Assignee against, defend and hold Assignee harmless from any and all cost, liability, loss, damage or expense, including, without limitation, reasonable attorneys' fees, originating or relating to the period prior to the date hereof and arising out of the landlord's obligations under the Leases. Assignee hereby agrees to indemnify Assignor against, defend and hold Assignor harmless from any and all cost, liability, loss, damage or expense, including, without limitation, reasonable attorneys' fees, originating and relating to the period on or after the date hereof and arising out of the landlord's obligations under the Assumed Leases.

If any litigation between Assignor and Assignee arises out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such litigation including, without limitation, reasonable attorneys' fees. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Assignment shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Assignment and to survive and not be merged into any such judgment.

Assignor covenants and agrees with Assignee to hereafter furnish to Assignee such further conveyance documents and consents as Assignee may reasonably require in furtherance of this Assignment or to carry out the intent hereof.

This Assignment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement effective as of this day of 1996.

ASSIGNOR:

CENTENNIAL PLAZA LIMITED PARTNERSHIP,
an Oklahoma limited partnership

By: Centennial Plaza Incorporated, an Oklahoma
corporation, general partner

    By: JOHN RODDY BATES
        ----------------
    Printed Name: JOHN RODDY BATES
    Its: PRESIDENT

ASSIGNEE:

THE PRICE REIT, INC.,
a Maryland corporation

By: JOSEPH K. KORNWASSER
    --------------------
Printed Name: JOSEPH K. KORNWASSER
Its: PRESIDENT




                               EXHIBIT "A"

                                   TO

               ASSIGNMENT AND ASSUMPTION OF LEASES AND RENTS

                       LEGAL DESCRIPTION OF PROPERTY





                               EXHIBIT "B"

                                   TO

               ASSIGNMENT AND ASSUMPTION OF LEASES AND RENTS

                        SCHEDULE OF ASSUMED LEASES



                               EXHIBIT D

                              BILL OF SALE

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CENTENNIAL PLAZA LIMITED PARTNERSHIP, an Oklahoma limited partnership ("SELLER"), hereby transfers, conveys and assigns, free and clear of any and all liens, security interests, encumbrances, rights or adverse claims (other than the lien securing the Existing Loan), to THE PRICE REIT, INC., a Maryland corporation ("BUYER"), and its successors and assigns forever, any and all tangible personal property owned by Seller and located on or about or used in connection with the real property more particularly described on Exhibit A attached hereto and made a part hereof (the "PROPERTY") or any improvements thereon, including but not limited to fixtures, furnishings, furniture, tools machinery and/or equipment, operational instructions and/or specifications, surveys, drawings, business records and the personal property listed on any schedule attached hereto.

Seller covenants and agrees with Buyer to hereafter furnish to Buyer such further conveyance documents and consents as Buyer may reasonably require in furtherance of this Bill of Sale or to carry out the intent hereof.

If any litigation between Seller and Buyer arises out of the obligations of the parties under this Bill of Sale or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such litigation including, without limitation, reasonable attorneys, fees. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Bill of Sale shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Bill of Sale and to survive and not be merged into any such judgment.

Capitalized terms not otherwise defined herein shall have the meanings given them in that certain Purchase and Sale Agreement and Escrow Instructions, dated as of August ___, 1996, by and among Buyer, Seller and Lawyer's Title Insurance Corporation.

IN WITNESS HEREOF, Seller has caused this instrument to be executed and delivered as of this ___th day of, 1996.

                        CENTENNIAL PLAZA LIMITED PARTNERSHIP,
                        an Oklahoma limited partnership

                        By: Centennial Plaza Incorporated, an Oklahoma
                            corporation, general partner

                            By: JOHN RODDY BATES
                                ----------------------
                            Printed Name: John Roddy Bates
                            Its: President





                               EXHIBIT "A"

                                   TO

                               BILL OF SALE

                         DESCRIPTION OF PROPERTY



                               EXHIBIT E

             ASSIGNMENT AND ASSUMPTION OF CONTRACTS. INTANGIBLE
                     PROPERTY. WARRANTIES AND GUARANTEES

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS, INTANGIBLE PROPERTY, WARRANTIES AND GUARANTIES (this "ASSIGNMENT") is made as of the day of ___, 1996, by and between CENTENNIAL PLAZA LIMITED' PARTNERSHIP, an Oklahoma limited partnership ("ASSIGNOR"), and THE PRICE REIT, INC., a Maryland corporation ("ASSIGNEE").

                                RECITALS;
                                ---------

Pursuant to that certain Purchase and Sale Agreement and Escrow Instructions dated as of August 7, 1996 by and between Assignor, Assignee and Lawyer's Title Insurance Corporation (the "AGREEMENT"), Assignee has this day acquired from Assignor certain interests in land, buildings and improvements more particularly described on EXHIBIT A attached hereto and made a part hereof (the "PROPERTY"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Agreement.

In consideration of the acquisition of the Property by Assignee and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Assignor hereby assigns, transfers and delegates to Assignee all of Assignor's right, title and interest in and to the following (collectively, the "ASSIGNED PROPERTY"): (i) any intangible personal property which relates to and is reasonably required for the operation and functioning of the Land, Improvements or Personal Property, including without limitation all transferable licenses and governmental approvals and permits of any nature relating to the Property or the Improvements or any repairs or renovations to such Improvements, and (ii) any and all warranties, guaranties, contracts and other rights owned by Assignor relating to the ownership, operation or functioning of all or any part of the Property (including without limitation all third party guarantees and warranties, express or implied, in connection with the construction of the Improvements). Assignee hereby assume all obligations of Assignor arising on or after the date hereof under the contracts listed on EXHIBIT B attached hereto.

Assignor and Assignee agree that the Assigned Property shall exclude all claims, causes of action and damages against the tenant in the Property known as Discovery Zone, which claims, causes of action and damages arise out of Discovery Zone's rejection of its lease of a portion of the Property.

If any litigation between Assignor and Assignee arises out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party's costs and expenses of such litigation including, without limitation, reasonable attorneys, fees. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Assignment shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Assignment and to survive and not be merged into any such judgment.

This Assignment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the date set forth below.

Executed as of the date first above written.

ASSIGNOR:

CENTENNIAL PLAZA LIMITED PARTNERSHIP,
an Oklahoma limited partnership

By: Centennial Plaza Incorporated, an Oklahoma
    corporation, general partner

    By: JOHN RODDY BATES
        ----------------
    Printed Name: John Roddy Bates
    Its: President

ASSIGNEE:

THE PRICE REIT, INC.,
a Maryland corporation

By: JOSEPH K. KORNWASSER
    --------------------
Printed Name: John K. Kornwasser
Its: President


                               EXHIBIT "A"

                                   TO

              ASSIGNMENT AND ASSUMPTION OF CONTRACTS, INTANGIBLE
                   PROPERTY, WARRANTIES AND GUARANTEES


                      LEGAL DESCRIPTION OF PROPERTY


                               EXHIBIT "B"

                                   TO

         ASSIGNMENT AND ASSUMPTION OF CONTRACTS, INTANGIBLE PROPERTY
                         WARRANTIES AND GUARANTEES

                       SCHEDULE OF ASSUMED CONTRACTS


                               EXHIBIT F


                 CERTIFICATION OF NON-FOREIGN STATUS
            (Foreign Investment in Real Property Tax Act)


Internal Revenue Code Section 1445 provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform THE PRICE REIT, INC. ("TRANSFEREE") that withholding of tax is not required upon the disposition of a United States real property interest by the undersigned ("TRANSFEROR"), Transferor hereby certifies and declares as follows:

1. Transferor's U.S. tax identification/social security number is:

2. Transferor's principal office address is c/o Centennial Plaza, Inc., 1141 N. Robinson, Suite 102, Oklahoma City, OK 73103; and

3. Transferor is not a foreign person (foreign corporation, foreign partnership, foreign trust, foreign estate or non-resident alien), as defined in the Internal Revenue Code and Income Tax Regulations.

Transferor acknowledges that this certification may be disclosed by Transferee to the Internal Revenue Service and that any false statement contained in this certification may be punished by fine or imprisonment or both.

Transferor understands that Transferee is relying on this certification to determine whether withholding is required by Transferee pursuant to Internal Revenue Code Section 1445.

Under penalties of perjury, the undersigned signatory declares that: I have examined this certification, to the best of my knowledge and belief it is true and complete, and I am duly authorized to execute this certification on behalf of Transferor.

Dated:                , 1996

                                    JOHN RODDY BATES
                                    ----------------
                                    John Roddy Bates, on behalf of Centennial
                                    Plaza Limited Partnership





     FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

     THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (the "First Amendment") is made and entered into as of October 7, 1996, by and between Centennial Plaza Limited Partnership, an Oklahoma limited partnership, ("Seller") and The Price Reit, Inc., a Maryland corporation ("Buyer").
     A. Buyer and Seller are parties to that certain Purchase and Sale Agreement and Escrow Instructions dated August 23, 1996 ("Purchase Agreement"). Under the Purchase Agreement, Buyer has the right to terminate the Purchase Agreement at any time on or prior to the conclusion of the Review Period (as defined in the Purchase Agreement).
     B. Buyer and Seller desire to amend the Purchase Agreement as set forth herein.
     NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to legally bind themselves and their respective successors and permitted assigns, Seller and Buyer do hereby amend the Agreement as follows:
     1. The conclusion of the Review Period is hereby extended to October 14, 1996.
     2. Capitalized terms not otherwise defined herein shall have the meanings given them in the Purchase Agreement.
     3. Except as modified herein, all terms, conditions and covenants of the Purchase Agreement shall remain in full force and effect. This First Amendment may be executed in multiple counterparts, all of which when taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

                              SELLER:

                              CENTENNIAL PLAZA LIMITED PARTNERSHIP, an Oklahoma limited partnership,

                              By: Centennial Plaza Incorporated, an Oklahoma corporation, general partner

                                   By:___________________________

                                   Its:___________________________

                              BUYER:

                              THE PRICE REIT, INC.

                              By:_________________________________

                              Its:_________________________________






     SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

     THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (the "Second Amendment") is made and entered into as of November 4, 1996, by and between Centennial Plaza Limited Partnership, an Oklahoma limited partnership, ("Seller") and The Price Reit, Inc., a Maryland corporation ("Buyer").
     A. Buyer and Seller are parties to that certain Purchase and Sale Agreement and Escrow Instructions dated August 23, 1996, as amended on October 7, 1996 ("Purchase Agreement").
     B. Buyer and Seller desire to amend the Purchase Agreement as set forth herein.
     NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to legally bind themselves and their respective successors and permitted assigns, Seller and Buyer do hereby amend the Agreement as follows:
     1. The first sentence of Section 5.2 of the Agreement is hereby deleted and the following is substituted in lieu therefor:
     "The Closing Date" shall occur no later than November 15, 1996."
     2. The first two lines of the first sentence of Section 5.3 of the Agreement are hereby deleted and the following is substituted in lieu therefor:
     "In the event the Closing does not occur on or before November 15, 1996, the Escrow Holder shall,"
     3. Capitalized terms not otherwise defined herein shall have the meanings given them in the Purchase Agreement.
     4. Except as modified herein, all terms, conditions and covenants of the Purchase Agreement shall remain in full force and effect. This Second Amendment may be executed in multiple counterparts, all of which when taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

                              SELLER:

                              CENTENNIAL PLAZA LIMITED PARTNERSHIP, an Oklahoma limited partnership,

                              By: Centennial Plaza Incorporated, an Oklahoma corporation, general partner

                                   By:___________________________

                                   Its:___________________________

                              BUYER:

                              THE PRICE REIT, INC.

                              By:_________________________________

                              Its:____________________________







     THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

     THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (the "Third Amendment") is made and entered into as of November 13, 1996, by and between Centennial Plaza Limited Partnership, an Oklahoma limited partnership, ("Seller") and The Price Reit, Inc., a Maryland corporation ("Buyer").
     A. Buyer and Seller are parties to that certain Purchase and Sale Agreement and Escrow Instructions dated August 23, 1996, as amended on October 7, 1996 and as amended November 4, 1996 ("Purchase Agreement").
     B. Buyer and Seller desire to amend the Purchase Agreement as set forth herein.
     NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to legally bind themselves and their respective successors and permitted assigns, Seller and Buyer do hereby amend the Agreement as follows:
     1. The first sentence of Section 5.2 of the Agreement is hereby deleted and the following is substituted in lieu therefor:
     "The Closing Date" shall occur no later than November 18, 1996."
     2. The first two lines of the first sentence of Section 5.3 of the Agreement are hereby deleted and the following is substituted in lieu therefor:
     "In the event the Closing does not occur on or before November 18, 1996, the Escrow Holder shall,"
     3. Capitalized terms not otherwise defined herein shall have the meanings given them in the Purchase Agreement.
     4. Except as modified herein, all terms, conditions and covenants of the Purchase Agreement shall remain in full force and effect. This Third Amendment may be executed in multiple counterparts, all of which when taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first above written.

                              SELLER:

                              CENTENNIAL PLAZA LIMITED PARTNERSHIP, an Oklahoma limited partnership,

                              By: Centennial Plaza Incorporated, an Oklahoma corporation, general partner

                                   By:___________________________

                                   Its:___________________________

                              BUYER:

                              THE PRICE REIT, INC.

                              By:_________________________________

                              Its:_________________________________

















EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          For the period
                          from July 31, 1991                                        For the nine
                          (inception) through         Year ended December 31,       months ended
                          December 31, 1991    1992      1993      1994      1995   September 30,1996
                          ------------------ --------  --------  --------  -------  --- -----------------
Pretax income from
 continuing operations            $438        $4,118    $9,128   $16,904   $16,386      $12,296
Interest                            -          3,203     4,287     4,319     7,070        8,746
Less interest capitalized
 during the period                  -             -        (30)     (234)     (415)        (241)
Amortization of deferred
 loan fees and discount             -             17        99       152       284          512
                          ------------------ --------  --------  --------  -------- -----------------
      Earnings                    $438        $7,338   $13,484   $21,141   $23,325      $21,313
                         =================== ========  ========  ======== ========= =================
Interest                            -          3,203     4,287     4,319     7,070        8,746
Amortization of deferred
 loan fees and discount             -             17        99       152       284          512
                          ------------------ --------  --------  --------  -------- -----------------
      Fixed Charges                 -         $3,220    $4,386    $4,471    $7,354       $9,258
                          ================== ========  ========  ========  ======== =================

Ratio of Earnings to
 Fixed Charges                      -          2.28 x    3.07 x    4.73 x    3.17 x      2.30 x
                          ================== ========  ========  ========  ======== =================





Exhibit 15.1 Letter Regarding Unaudited Interim Financial Information



November 14, 1996
The Board of Directors
The Price REIT, Inc.

We are aware of the incorporation by reference in the Registration Statements
(Form S-3 No. 33-75548; Form S-8 No. 33-87812; Amendment No. 1 to Form S-3 No.
33-95832 and related Prospectus; and Form S-3 filed on October 30, 1996) of The
Price REIT, Inc. for the registration of 500,000 shares of its common stock;
600,000 shares of its common stock; and an aggregate maximum total of $175,000,000 and $10,566,750 of debt securities, preferred stock, common stock and warrants for the purchase of its preferred stock or common stock, respectively, of our report dated October 23, 1996 relating to the unaudited condensed consolidated interim financial statements of The Price REIT, Inc. that is included in its Form 10-Q for the quarter ended September 30, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


Ernst & Young LLP
San Diego, California

